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                                                                     EXHIBIT 8.2


                            [Letterhead of Jones Day]

                                                                January 28, 2003

ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma  74103

Ladies and Gentlemen:

     We have acted as special tax counsel in connection with the offering by ONEOK, Inc., an Oklahoma corporation (the "Company") of 8.5% Equity Units pursuant to the registration statement on Form S-3 (No. 333-102105), as amended (the "Registration Statement"), and the related prospectus supplement, dated January 23, 2003 (the "Prospectus Supplement").

     In rendering this opinion, we have reviewed and are relying upon the Registration Statement, including the exhibits thereto, the Prospectus Supplement, various representations contained in letters relating to the offering, and such other documents, records and instruments as we have deemed necessary or appropriate for purposes of this opinion.

     This opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, current Treasury regulations issued thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change or differing interpretation, possibly with retroactive effect.

     Based upon and subject to the foregoing and based upon the facts and assumptions, and subject to the limitations, set forth in the Prospectus Supplement, it is our opinion that the material federal income tax consequences to holders of the Equity Units will be as described under the caption "Material United States Federal Income Tax Consequences" in the Prospectus Supplement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the issuance of the Equity Units.

     We consent to the filing of this opinion as Exhibit 8.2 to the Company's Form 8-K dated January 28, 2003 and the reference to this firm in the Registration Statement and the related Prospectus Supplement under the caption "Material United States Federal Income Tax Consequences." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,



                                         /s/ Jones Day